                                                                       Exhibit 5


                                             November   7, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N. W.
Washington, D.C.  20549

         RE: Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 33-61564)

Ladies and Gentlemen:

         I am the General Counsel of TIG Holdings, Inc., a Delaware corporation (the "Company"). This opinion is provided in connection with the preparation and filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 33-61564) (the "Post- Effective Amendment No. 1") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 15,000,000 shares (the "Shares") of common stock, par value $.01 per share, to be issued pursuant to the Company's 1996 Long-Term Incentive Plan, the Company's 1996 Non- Employee Directors Compensation Program and the TIG Holdings, Inc. September 1996 Consultant Stock Option Agreement (collectively, the "New Plans").

        As such counsel and in connection with the registration of the shares, I have reviewed or caused to be reviewed copies of the original registration statement on Form S-8, Registration No. 33-61564 (the Registration Statement"), Post-Effective Amendment No. 1, the New Plans, the Company's Certificate of Incorporation, as amended and restated, the Company's By-Laws and such documents and records as I have deemed necessary to enable me to express the opinions hereinafter set forth. In such review, I have assumed the genuineness of all signatures of all persons signing the Registration Statement and the Post-Effective Amendment No. 1, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostat copies.

         Based upon the foregoing, and further subject to the penultimate paragraph of this letter, I am of the opinion that the shares covered by the Registration Statement, following the issuance of such shares and the payment therefor, in each case, in accordance with the terms stated in each of the New Plans, will be validly issued, fully paid and non-assessable.

         I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any laws other than the federal law of the United States and the General Corporation Law of the State of Delaware.

         I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 1.

                                       Very truly yours,

                                       /s/ Peter M. Acton
                                       ------------------
                                       Peter M. Acton
                                       General Counsel

                                      -7-